Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent the use in the Registration Statements on Forms S-3 (No. 333-930, No. 333-52089, No. 333-44724, No. 333-114567, No. 333-125858, and No. 333-125913) on Form S-3ASR (No. 333-134286, No. 333-149856, and No. 333-158635) on Form S-4 (No. 333-127274-1) and on Forms S-8 (No. 333-24971, No. 333-55062, No. 333-125857, and No. 333-149872) of Regency Centers Corporation and on Form S-3ASR (No. 333-149856) and on Form S-4 (No. 333-127274) of Regency Centers, L.P. of our report dated March 31, 2010, relating to the consolidated financial statements of Macquaire Countrywide-Regency II, LLC, which appears in this Form 10-K/A of Regency Centers Corporation dated March 31, 2010.

/s/ PricewaterhouseCoopers

McLean, VA

March 31, 2010